NOBLE INTERNATIONAL INVESTMENTS, INC.

September 17, 2007

Pipex Pharmaceuticals, Inc. 3985 Research Park Drive Ann Arbor, Michigan 48108

Attention:	Mr. Steve H. Kanzer, C.P.A., Esq.
Chairman & CEO

Dear Mr. Kanzer:

This letter agreement (this “Agreement”) will confirm the understanding and agreement between Pipex Pharmaceuticals, Inc. (the “Company”) and Noble International Investments, Inc. (“Noble”) as follows:

1.
The Company hereby appoints Noble to act as its exclusive Warrant Solicitation Agent (“WSA”) in connection with a private placement of securities of the Company issued during October and November 2006, which resulted in the issuance of 3,450,660 warrants (the “Warrants” or “Securities”), exercisable at a purchase price of $2.22 per share. As the Company’s exclusive WSA, Noble will solicit the warrant holders (“Holders”) of 3,205,849 warrants, currently issued and outstanding, to exercise the warrants, resulting in gross proceeds to the Company of up to $7,116,985.

2.
The Company hereby authorizes Noble, as its WSA, to discuss with each Warrant Holder during the term of this agreement, which commences on the date hereof and ends on the earlier of December 31, 2007 or upon the full exercise of the Warrants hereunder, unless otherwise extended by the parties (the “Warrant Solicitation Period”) (i) the mechanics of tendering the Warrants, (ii) the merits of holding the shares underlying the Warrants and (iii) Noble’s capabilities in arranging a ‘block’ buyer of the shares during or shortly after the Warrant Solicitation Period.

3.	As compensation for Noble’s services hereunder, the Company shall pay Noble as follows:

a.	A cash fee of 7.0% of the gross proceeds received from the Holder’s exercise of Warrants during the Warrant Solicitation Period.

b.
A non-accountable cash fee allowance of 1.0% of the gross proceeds received from the Holder’s exercise of Warrants during the Warrant Solicitation Period. A non-refundable cash retainer fee of $35,000 for services rendered by Noble to date in conjunction with this Agreement, payable upon execution of this Agreement, and such fee will be applied against the non-accountable cash fee at the end of the Warrant Solicitation Period.

c.
The Company will pay Noble its fees due, pursuant to section 3 (a) and (b) hereof, no later than the 10th business day of each month during this Warrant Solicitation Period and the final balance will be payable at the end of the Warrant Solicitation Period or upon the full exercise of the outstanding Warrants, whichever occurs sooner.

d.
At the end of the Warrant Solicitation Period, or upon full exercise of all outstanding Warrants, whichever occurs sooner, Noble shall have the right to purchase, for $.0001 each, cashless exercise warrants (the “Noble Warrants”) to purchase common stock, equal to 10.0% of the number of shares issued from Warrants exercised during the Warrant Solicitation Period. The Noble Warrants will have a term of five years from the date of issuance, will contain customary anti-dilution provisions, piggy back registration rights, and will be exercisable at a purchase price of $6.36 per share (based on trailing 20 days average closing price).

4.	The Company agrees with Noble that:

a.
The Company will not, directly or indirectly, make any offer or sale of any of the Warrants or any securities of the same or similar class as the Warrants, the result of which would cause the offer and sale of the Warrants to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The Company represents and warrants to Noble that it has not, directly or indirectly, made any offers or sales of the Warrants or securities of the same or a similar class as the Warrants during the Term of this Agreement, except for the offering of the Warrants through Noble pursuant hereto and for offers and sale made prior to the date hereof, which offers and sales would not cause the offering of the Warrants contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act. The Company has previously filed a registration statement with the SEC registering the securities of the Company underlying the Warrants. The Company shall at all times during the Warrant Solicitation Period maintain an effective registration statement respecting the securities underlying the Warrants.

b.
The Company will fully cooperate with Noble in any due diligence investigation reasonably requested by Noble with respect to the offer and sale of the Warrants and will furnish Noble with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as Noble may reasonably request. Noble may rely upon the accuracy and completeness of all such information and the Company acknowledges that Noble has not been retained to independently verify any of such information. The Company will be solely responsible for the contents of the investor power point presentation and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective holder of Warrants or purchaser of securities, and the Company represents and warrants that any other communications will not, as of the date and term of the Warrant Solicitation

Period, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

If at any time during the Warrant Solicitation Period an event occurs that would cause the Company’s power point presentation, any public reports or releases of the Company, or any other materials issued to Holders or any prospective investors to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company will notify Noble immediately of such event and Noble will suspend solicitations of the prospective purchasers of the Warrants until such time as the Company shall prepare a supplement or amendment to the such materials that corrects such statement or omission to the satisfaction of Noble and its counsel.

5.
Noble will not have any rights or obligations in connection with the exercise of Warrants contemplated by this Agreement except as expressly provided in this Agreement. In no event shall Noble be obligated to purchase the Warrants for its own account or for the accounts of its customers. Nor does Noble make any representations or provide any assurances respecting the success or results of the Warrant Solicitation hereunder.

6.	The Company agrees with Noble that:

a.
This Agreement will commence upon signing of this Agreement and terminate at the earlier of, December 31, 2007 or the date that all Warrants covering this Agreement have been exercised. Noble may terminate this engagement hereunder at any time upon at least thirty days’ prior written notice to the Company, including without limitation in the event that Noble, in its sole judgment, is not satisfied with the results of its due diligence investigation of the Company and its business, operations, assets, liabilities, financial condition and prospects.

b.
Without the prior writt en consent of Noble, the Company will not publicly refer to the Noble or this engagement except (i) to the extent legally required (after consultation with, and approval as to form and substance by, the Noble and its counsel) or (ii) on a confidential need to know basis to the Company’s professional advisors, no advice rendered by Noble to the Company will be disclosed by the Company or any of its affiliates or any of their agents, without Noble’s prior written consent.

c.
Noble and its parent, subsidiaries, branches and affiliates (each a “Group") are involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance and securities issuing, trading and research) from which conflicting interests, or duties, may arise. Information which is held elsewhere within a Group but of which none of the individuals in the Investment Banking Department of Noble involved in providing the services contemplated by this engagement actually has (or without breach of internal procedures can properly obtain) knowledge, will not for any purpose be taken into account in determining WSA responsibilities to the Company under this engagement. Neither the Noble nor any other part of the Group will have any duty to disclose to the Company or utilize for the Company’s benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. In addition, in the ordinary course of business, Noble and its affiliates may trade the securities of the Company for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities.

d.
The Company hereby agrees to indemnify Noble and the Group in accordance with the indemnification provisions set forth as Exhibit A hereto and to the other provisions set forth in Exhibit A hereto, which provisions are hereby incorporated by reference in their entirety into this Agreement.

7.	The Company and Noble each represent to the other that:

a.
There is no other person or entity that is or will be entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

b.
Without the consent of Noble, the Company agrees that during the term of Noble’s engagement hereunder (i) it will not pursue any financing transaction which would be in lieu of a sale of Warrants hereunder and (ii) all inquiries, whether direct or indirect, from prospective purchasers of Warrants will be referred to Noble.

8.
Representations and Warranties of the Company. The Company represents and warrants as follows: (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of the Company necessary to authorize this Agreement and the transactions contemplated hereby have been duly and validly taken. This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes the legal, valid and binding agreement and obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, including, without limitation laws regarding fraudulent or preferential transfers, or by the principles governing the availability of equitable remedies. (b) Each of the Holders of the Warrants are accredited investors; (c) The Warrants have been duly authorized and are validly issued, fully paid and non-assessable. The securities underlying the Warrants have been duly authorized, have been duly reserved for issuance and upon exercise of the Warrants and payment to the Company of the exercise price therefor, the securities underlying the Warrants will be validly issued, fully paid and non-assessable. In addition, the Noble Warrants will be duly authorized and validly issued, fully paid and non-assessable. The Noble Warrant shares will be duly authorized, duly reserved for issuance and, upon exercise of the Noble Warrants, will be validly issued, fully paid and non-assessable; (d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the Company or the Warrants; (iii) result in a breach of the terms, conditions or provisions of, constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement or other material instrument or obligation to which the Company is a party or by which the Company is bound; or (iv) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse impact on the Company or the Warrants, or (B) any material order, writ, injunction, judgment, award, decree, permit or license applicable to the Company or any of the Company's properties or assets.

9.
Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Noble hereunder. The parties acknowledge that Noble is not acting in a fiduciary capacity with respect to the Company and that Noble is not assuming any duties or obligations other than those expressly set forth in this Agreement. The Company further agrees that neither Noble nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by Noble hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Noble.

10.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.
This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Noble hereunder is expressly and irrevocably waived. No claim relating to or arising out of this Agreement may be commenced, prosecuted or continued in any court other than the courts of the State of Florida.

If the foregoing correctly sets forth the understanding and agreement between Noble and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Sincerely,

NOBLE INTERNATIONAL INVESTMENTS, INC.

By: /s/Nico P. Pronk

Nico P. Pronk,
President

Agreed and Accepted by:

PIPEX PHARMACEUTICALS, INC.

/s/ Steve H. Kanzer

By: Steve H. Kanzer
Chairman & C.E.O.

EXHIBIT A

1.  The Company shall indemnify Noble and hold it harmless against any and all losses, claims, damages or liabilities to which Noble may become subject (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering materials, the registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or at the direction of the Company to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, the offer and sale of the Securities), and shall reimburse Noble promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that the Company shall not be liable under clause (ii) of this paragraph in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of Noble in the performance of its services hereunder.

2.  The Company agrees that the indemnification and reimbursement commitments set forth herein shall apply whether or not Noble is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth herein to any controlling person, affiliate, director, officer, employee or agent of Noble (each, with Noble as an “Indemnified Person”). The Company further agrees that, without the Noble’s prior writt en consent, which consent will not be unreasonably withheld or delayed, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons. The Company further agrees that it will not enter into any settlement of any such lawsuit, claim or proceeding, without Noble’s prior written consent, unless such settlement does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person and does not involve any payment of money or other value by an Indemnified Person or any injunctive relief or findings of fact or stipulations binding on any Indemnified Person.

3.  If indemnification is to be sought hereunder by an Indemnified Person, then such Indemnified Person shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may have to such Indemnified Person pursuant to this indemnification agreement or from any liability that it may have to such Indemnified Person other than pursuant to this indemnification agreement, in each case except to the extent the Company has been prejudiced in any material respect by such failure. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, except to the extent that (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a reasonably timely manner, (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company. In connection with any one action or proceeding or substantially related actions or proceedings, the Company shall not be responsible for the fees and expenses of more than one separate law firm in any one jurisdiction for all Indemnified Persons.

4.  The Company and Noble agree that if any indemnification or reimbursement sought hereunder is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of Noble, then, whether or not Noble is the Indemnified Person, the Company and Noble shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Noble, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, Noble, as the case may be, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Noble hereunder exceed the amount of the fees actually received by Noble, as the case may be, hereunder.

5.  Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by the Placement Agent hereunder. The parties acknowledge that Noble is not acting in a fiduciary capacity with respect to the Company and that Noble is not assuming any duties or obligations other than those expressly set forth in this Agreement. The Company further agrees that Noble nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company or for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by the Placement Agent hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Noble.